Exhibit 10.36

ISDA®

International Swaps and Derivatives Association, Inc.

NOVATION AGREEMENT

dated as of February 4, 2010 among:

NATIONAL CINEMEDIA, LLC (the “Remaining Party”),

LEHMAN BROTHERS SPECIAL FINANCING INC. (the “Transferor”)

AND

BARCLAYS BANK PLC (the “Transferee”).

The Transferor and the Remaining Party have entered into a Transaction (the “Old Transaction”), evidenced by a Confirmation, dated as of September 14, 2007, a copy of which is attached hereto as Annex A (the “Old Confirmation”), and subject to an ISDA Master Agreement dated as of March 2, 2007 (as amended and supplemented, the “Old Agreement”).

With effect from and including the date hereof (the “Novation Date”), the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of the Old Transaction, with the effect that the Remaining Party and the Transferee enter into a new transaction (the “New Transaction”) between them having terms identical to those of the Old Transaction, as more particularly described below.

The Remaining Party wishes to accept the Transferee as its sole counterparty with respect to the New Transaction.

The Transferor and the Remaining Party wish to have released and discharged, as a result of the transfer described above, their respective obligations under and in respect of the Old Transaction.

Accordingly, the parties agree as follows: —

1.	Definitions.

Terms defined in the ISDA Master Agreement (Multicurrency-Cross Border) as published in 1992 by the International Swaps and Derivatives Association, Inc. (the “1992 ISDA Master Agreement”) are used herein as so defined, unless otherwise provided herein.

2.	Transfer, Release, Discharge and Undertakings.

On February 8, 2010, and as consideration (the “Consideration”) for the novation described herein, the Transferee agrees to pay the Transferor, by wire transfer to the account specified on Annex B attached hereto, the amount specified in that certain fee letter agreement (the “Fee Letter Agreement”) dated as of February 4, 2010 between the Transferee and the Transferor without deduction, set-off or counterclaim in immediately available funds. This Novation Agreement shall not be effective, and no party shall have any rights or obligations hereunder, unless and until the Transferor has received the Consideration. Promptly after Transferor has received the Consideration, it shall notify Transferee and Remaining Party of its receipt thereof. With effect from and including the Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):

(a)	upon payment by the Remaining Party to the Transferor, by wire transfer to the account specified on Annex B attached hereto, of the “Agreed Amount” (as defined in that certain letter agreement, dated as of the date hereof, between the Transferor and the Remaining Party (the “Release Agreement”)), each of the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to the Old Transaction and their respective rights against each other thereunder are cancelled;

(b)	in respect of the New Transaction, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to the Old Transaction (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party);

(c)	without limitation of the foregoing, the terms of that certain Order Approving Consensual Assumption and Assignment of Prepetition Derivative Contracts (the “Order”), which Order was entered by the bankruptcy court having jurisdiction over the Transferor’s Chapter 11 bankruptcy case (the “Bankruptcy Case”), shall be binding in all respects upon, shall govern the acts of and shall inure to the benefit of, the Transferor, the Remaining Party, the Transferee, each of their respective affiliates, successors and assigns and any affected third parties;

(d)	the New Transaction shall be governed by and shall be evidenced either (i) by means of the relevant Old Confirmation (as deemed modified to be consistent with this Novation Agreement); or (ii) by the Transferee and the Remaining Party entering into a Confirmation specifying the terms of the New Transaction (provided, however, that any failure of either the Transferee or the Remaining Party to enter in to such Confirmation shall not affect the rights and obligations of the Transferor pursuant to this Novation Agreement), and the office of the Remaining Party for purposes of the New Transaction shall be as set forth in the Old Agreement, and the office of the Transferee for purposes of the New Transaction shall be as set forth in Annex C attached hereto; and

(e)	immediately after receiving notice from Transferor of the receipt of the Consideration, as required above, the Remaining Party shall amend the Proofs of Claim (Claim Numbers 28641 and 28643) and the related Derivative Questionnaires (in each case, as defined in the Order Pursuant to Section 502(b)(9) of the Bankruptcy Code and Bankruptcy Rules 3003(c)(3) Establishing the Deadline for Filing Proofs of Claim, Approving the Form and Manner of Notice Thereof and Approving the Proof of Claim Form (the “Bar Date Order”) entered in the Bankruptcy Case on July 2, 2009) filed by Remaining Party in respect of the Old Transaction against Transferor and Lehman Brothers Holdings Inc. to the extent necessary to reflect the withdrawal of the claims reflected in such Proofs of Claim.

3.	Representations and Warranties.

(a)	On the Novation Date:

(i)	Except as may be otherwise set forth in clause (vi)(B) below, each of the parties makes to each of the other parties those representations and warranties set forth in Section 3(a) of the 1992 ISDA Master Agreement with references in such Section to “this Agreement” or “any Credit Support Document” being deemed references to this Novation Agreement alone.

(ii)	Each of the parties represents and warrants to each of the other parties that this Novation Agreement is being executed and performed in the ordinary course of such party’s business and that it is not required to obtain the approval of any court or regulatory agency as a condition to such execution and performance. Notwithstanding the foregoing, the Transferor represents and warrants that this Novation Agreement is being entered into in accordance and pursuant to the Order.

(iii)	The Remaining Party and the Transferee each makes to the other the representation set forth in Section 3(b) of the 1992 ISDA Master Agreement with respect to the New Transaction and taking into account the parties entering into and performing their obligations under this Novation Agreement.

(iv)	The Remaining Party and the Transferor each represents to the Transferee that, immediately prior to the execution of this Novation Agreement, the Old Transaction had not terminated in whole or in part and the Old Transaction was in full force and effect and that any purported termination prior to the execution of this Novation Agreement was of no force and effect.

(v)	The Transferor represents and warrants to the Remaining Party and the Transferee that, after consultation with its bankruptcy counsel, it has determined that no order of the Court is necessary or required to authorize or empower the Transferor to enter into this Novation Agreement or to be bound hereby, other than the Order, the terms of which permit the Transferor to enter into, this Novation Agreement. The Transferor hereby further represents and warrants that the execution and delivery of this Novation Agreement (i) has been consented to by the Committee (as defined in the Order) and (ii) is otherwise in compliance with the Order.

(vi)	Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

(A)	as of the date hereof, no other party has any interest or obligation in or under the Old Agreement in respect of the Old Transaction (whether by way of security or otherwise), other than the security interest in the Old Agreement, the Old Confirmation and the Old Transaction granted to Lehman Commercial Paper Inc. pursuant to the terms of the Collateral Documents (as defined in the Old Agreement).

(B)	as of the Novation Date, all obligations of the Transferor and the Remaining Party under the Old Transaction required to be performed on or before the Novation Date have been fulfilled; provided, that one or more Events of Default and/or Termination Events have occurred in respect of the bankruptcy, ratings and/or other credit standing of the Transferor and Transferor’s Credit Support Provider and any other applicable Specified Entity of the Transferor, which Event(s) of Default or Termination Event(s) shall be deemed to have been cured by the terms of this Novation Agreement and pursuant to the Order.

(b)	The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the New Transaction or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under the New Transaction or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

(c)	Each party to this Novation Agreement represents to the other parties (i) that it is acting for its own account, and it has made its own independent decisions to enter into this Novation Agreement and the transactions contemplated hereby (collectively, the “Novation Transaction”) and as to whether the Novation Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary; (ii) it is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Novation Transaction, it being understood that information and explanations related to the terms and conditions of the Novation Transaction will not be considered investment advice or a recommendation to enter into the Novation Transaction; and (iii), it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Novation Transaction and is capable of assuming, and assumes, the risks of the Novation Transaction. No communication (written or oral) received from any party will be deemed to be an assurance or guarantee as to the expected results of the Novation Transaction, and no party to the Novation Transaction is acting as a fiduciary for or an advisor to any other party with respect to the Novation Transaction.

(d)	With the exception of the representations and warranties made under this Section 3 and the representations set forth in the NCM Letter Agreement, each of the Transferor, the Remaining Party and the Transferee represents and warrants to each other that none of the other parties to this Novation Agreement nor their respective Affiliates have made, as of the Novation Date, any representation on which it is relying or is entitled to rely.

4.	Counterparts.

This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

5.	Costs and Expenses.

The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Novation Agreement and as a result of the negotiation, preparation and execution of this Novation Agreement.

6.	Amendments.

No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

7.	(a) Governing Law.

This Novation Agreement will be governed by, and construed in accordance with, the laws of the State of New York without reference to the conflict of laws provisions thereof.

(b)	Jurisdiction.

The terms of Section 13(b) of the 1992 ISDA Master Agreement shall apply to this Novation Agreement with references in such Section to “this Agreement” being deemed references to this Novation Agreement alone.

8.	Waiver of Jury Trial.

The parties waive, to the fullest extend permitted by applicable law, any right they may have to a trial by jury in respect of any suit, action or proceeding relating to this Novation Agreement. The parties certify that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and acknowledge that they have been induced to enter into this Novation Agreement by, among other things, the mutual waivers and certifications in this Section 8.

IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

NATIONAL CINEMEDIA, LLC By: National CineMedia, Inc., its Manager		LEHMAN BROTHERS SPECIAL FINANCING INC.

By:	/s/ Gary W. Ferrera	By:	/s/ Daniel J. Ehrmann
	Name: Gary W. Ferrera Title: EVP & CFO Date: February 4, 2010		Name: Daniel J. Ehrmann Title: Vice President Date: February 4, 2010

BARCLAYS BANK PLC

By:	/s/ Linda Alexander
Name: Linda Alexander Title: AVP Date: February 4, 2010

ANNEX A

OLD CONFIRMATION

Confirmation, dated September 14, 2007, between Remaining Party and Transferor (Global ID 2910522)

SEE ATTACHED

ANNEX B

PAYMENT INSTRUCTIONS FOR CONSIDERATION PAYMENT IN

USD TO LEHMAN BROTHERS SPECIAL FINANCING INC.:

Citibank NA New York

388 Greenwich Street

New York, New York 10013

Swift CITIUS33

ABA No. 021-000-089

Acc’t No. 3078-4731 (Lehman Brothers Special Financing Inc. – DIP)

Reference: National CineMedia LLC (Global ID 2910522)

ANNEX C

TRANSFEREE CONTACT INFORMATION

Address:	Barclays Bank PLC
c/o Barclays Capital
Legal Department
745 Seventh Avenue
New York, NY 10019, United States

Attention:	General Counsel
Facsimile No.:	+1 (212) 412-3544
Telephone No.:	+1 (212) 412-7519